Exhibit 99.1

Dermira Prices $130.0 Million Public Offering of Common Stock

MENLO PARK, Calif., March 19, 2019 — Dermira, Inc. (NASDAQ: DERM), a biopharmaceutical company dedicated to bringing biotech ingenuity to medical dermatology by delivering differentiated, new therapies to the millions of patients living with chronic skin conditions, today announced the pricing of its underwritten public offering of 9,811,321 shares of its common stock at a price to the public of $13.25 per share. The gross proceeds to Dermira from the offering, before deducting the underwriting discounts and commissions and estimated offering expenses, are expected to be approximately $130.0 million. In addition, Dermira has granted the underwriters a 30-day option to purchase up to an additional 1,471,698 shares of its common stock, on the same terms and conditions. All of the shares will be offered and sold by Dermira.

Citigroup, Cowen, Cantor Fitzgerald & Co. and Guggenheim Securities are acting as book-runners for the offering. Needham & Company and H.C. Wainwright & Co. are acting as co-managers.

The public offering is being made pursuant to a shelf registration statement on Form S-3 that was filed by Dermira with the Securities and Exchange Commission (“SEC”) on November 7, 2018 and was declared effective on November 21, 2018. A final prospectus supplement and accompanying prospectus relating to and describing the terms of the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and accompanying prospectus may be obtained from Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, Attention: Prospectus Department, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 800-831-9146; Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at 631-274-2806; Cantor Fitzgerald & Co., Attention: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022, or by email at prospectus@cantor.com; and Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, 8th Floor, New York, NY 10017, by telephone at 212-518-9658, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy Dermira’s common stock, nor shall there be any sale of Dermira’s common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Contacts:

Media:

Erica Jefferson

Vice President, Corporate Communications

650-421-7216

media@dermira.com

Investors:

Ian Clements, Ph.D.

Vice President, Investor Relations

650-422-7753

investor@dermira.com

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